Exhibit 10.b

KRONE ACQUISITION

KEY EMPLOYEE RETENTION PLAN

KRONE ACQUISITION

KEY EMPLOYEE RETENTION PLAN

i

ii

KRONE ACQUISITION
KEY EMPLOYEE RETENTION PLAN

WHEREAS, ADC Telecommunications, Inc., a Minnesota corporation (“ADC”), Krone International Holding Inc., a Delaware corporation (“Krone International”), Krone Digital Communications Inc., a Delaware corporation (together with Krone International, “Krone”), GenTek Holding Corporation, a Delaware corporation and the sole shareholder of Krone (“Seller”), and GenTek Inc., a Delaware corporation and the parent entity of Seller (“GenTek”), have made and entered into a share purchase agreement (the “Share Purchase Agreement”), dated March 25, 2004, the terms and conditions of which provide for the acquisition of all of the outstanding shares of Krone by ADC;

WHEREAS, GenTek maintains the GenTek Key Employee Retention Plan (the “GenTek KERP”), the purpose of which is to provide key employees of Krone and other affiliated companies of GenTek with competitive compensation, including severance protection, supplemental retirement benefits and other incentives for continued service;

WHEREAS, Pursuant to the Share Purchase Agreement, from and after the closing of the transactions contemplated by the Share Purchase Agreement, ADC has agreed to assume all liabilities, responsibilities and obligations for any severance benefits (i) to which any Contract Employee (as defined below) may become entitled under the GenTek KERP, and (ii) subject to GenTek’s obligation to bear the first $1,000,000 of severance benefits to become due and payable under the terms of the GenTek KERP (if the terminations or resignations of employment giving rise to such $1,000,000 occur within the first twelve months after the closing date), to which any other participant under the GenTek KERP who is an employee of Krone (and Krone’s subsidiaries) may become entitled under the GenTek KERP;

WHEREAS, concurrent with the signing of the Share Purchase Agreement, six employees of Krone (the “Contract Employees”) entered into employee retention agreements with ADC which provide that, from an after the closing of the transactions contemplated by the Share Purchase Agreement, severance benefits available to Contract Employees under the GenTek KERP will be maintained by ADC under a comparable severance plan;

WHEREAS, ADC, by resolution of the Compensation Committee of its Board of Directors, has authorized the creation of a key employee retention plan which is intended to satisfy the requirements of the Share Purchase Agreement and the Contract Employees’ retention agreements; and

WHEREAS, This is the key employee retention plan so contemplated.

RESOLVED, that subject to and contingent upon the occurrence of closing of the transactions contemplated by the Share Purchase Agreement, ADC does hereby create and establish this KRONE ACQUISITION KEY EMPLOYEE RETENTION PLAN.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01                                Definitions.  Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“ADC” shall mean ADC Telecommunications, Inc.

“Administrative Committee” shall mean the committee consisting of the Chief Financial Officer of ADC, the General Counsel of ADC, the Vice President of Human Resources of ADC and the Chief Executive Officer of ADC.

“Annual Salary” shall mean the base salary paid to a Participant on an annual basis exclusive of any bonus payments or additional payments under any Benefit Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934.

“Benefit Plan” shall mean any “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by ADC or any Employer, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).

“Board” means the Board of Directors of ADC.

“Cause” means (a) the continued failure by the Participant substantially to perform his or her duties and obligations to any Employer (other than any such failure resulting from his or her incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of his or her employer, knowing violation of the law in the course of performance of the duties of Participant’s employment with any Employer, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on any Employer’s premises during regular business hours; (b) fraud or material dishonesty against any Employer; (c) a conviction or plea of guilty or nolo contendere to the commission of a felony or a crime involving material dishonesty or moral turpitude; or (d) willful malfeasance or misconduct in connection with a Participant’s duties hereunder or any act or omission that is results in demonstrable injury to the financial condition or business reputation of

ADC or its affiliates.  Determination of Cause shall be made by the Compensation Committee in its sole discretion.

“Code” shall mean the Internal Revenue Code of 1986, as amended.  Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Contract Employee”  shall have the meaning set forth in the preamble to this Plan.

“Disability” shall mean, when used with reference to any Participant, long term disability under the applicable long term disability plan maintained by ADC or any Employer under which the Participant is covered.

“Effective Date” shall mean the later of the date the Plan is approved by the Compensation Committee or the date of the closing of the transactions contemplated by the Share Purchase Agreement.

“Employer” shall mean Krone, ADC or any other affiliate of ADC to the extent that such entity is the employer of a Participant under this Plan.

“Enhanced Severance Participant” shall mean each Participant who is entitled to enhanced severance benefits pursuant to Section 3.02.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GenTek KERP” shall have the meaning set forth in the preamble to this Plan.

“Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by any Employer and then only if it is not consented to by such Participant in writing:

(i)                                     a material adverse change in such Participant’s reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change;

(ii)                                  a material reduction by ADC in such Participant’s base salary and bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to Participant; or

(iii)          any change of more than 50 miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.

For purposes of this definition, none of the actions described in clauses (i) and (ii) above shall constitute “Good Reason” with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by ADC and if it is remedied by ADC within 30 days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30 day period, provided that ADC has commenced such remedy within said 30 day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iii) above on the 60th day following the later of the occurrence of such action or the Participant’s knowledge thereof, unless such Participant has given ADC written notice thereof prior to such date.

“Krone” shall have the meaning set forth in the preamble to this Plan.

“Participants” shall mean:  (i) those Contract Employees who were formerly participants in the GenTek KERP and who are eligible to participate in this Plan as of the Effective Date and (ii) any other employees of ADC or an Employer who were formerly participants in the GenTek KERP and who are from time to time designated by the Administrative Committee as eligible Participants pursuant to the terms of the Share Purchase Agreement.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) ADC or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of ADC or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by substantially all of the stockholders of ADC in substantially the same proportions as their ownership of stock of ADC.

“Plan” shall mean this Krone Acquisition Key Employee Retention Plan, as amended, supplemented or modified from time to time in accordance with its terms.

“Sale of the Krone Business Segment” means the sale of all of the outstanding shares of Krone to ADC.

“Severance Participant” shall mean each Participant who is entitled to severance benefits under Section 3.01 and who is not an Enhanced Severance Participant entitled to severance benefits under Section 3.02.

“Severance Payment” shall have the meaning set forth in Article III.

“Share Purchase Agreement” shall have the meaning set forth in the preamble to this Plan.

“Termination Date” shall mean, with respect to any Participant, the termination date specified in the Termination Notice delivered by such Participant to ADC in accordance with Section 2.02 or the actual date of termination of such Participant’s employment by ADC for any reason other than Cause or Disability, as applicable.

“Termination Notice” shall mean, as appropriate, written notice from (a) a Participant to ADC purporting to terminate such Participant’s employment for Good Reason in accordance with Section 2.02 or (b) ADC to any Participant purporting to terminate such Participant’s employment for Cause or Disability in accordance with Section 2.03.

Section 1.02                                Interpretation.  In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof’ and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY AND BENEFITS

Section 2.01                                Eligible Employees.  This Plan is solely for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder.  Participants shall include:  (i) those Contract Employees who were formerly participants in the GenTek KERP and who are eligible to participate in this Plan as of the Effective Date and (ii) any other employees of ADC or an Employer who were formerly participants in the GenTek KERP and who are from time to time designated by the Administrative Committee as eligible Participants pursuant to the terms of the Share Purchase Agreement.

Section 2.02                                Termination Notices from Participants.  For purposes of this Plan, in order for any Participant to terminate his or her employment for Good Reason, such Participant must give a Termination Notice to ADC, which notice shall be signed by such Participant, shall be dated the date it is given to ADC, shall specify the Termination Date and shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason.  Any Termination Notice given by a Participant that does not comply in all material respects with the foregoing requirements as well as the “Good Reason” definition provisions set forth in Section 1.01 shall be invalid and ineffective for purposes of this Plan.  If ADC receives from any Participant a Termination Notice that it believes is invalid and ineffective as aforesaid, it shall promptly notify such Participant of such belief and the reasons therefor.

Section 2.03                                Termination Notices from Company.  For purposes of this Plan, in order for ADC to terminate any Participant’s employment for Cause, ADC must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall.  specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof.  For purposes of this Plan, in order for ADC to terminate any Participant’s employment for Disability, ADC must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof.  Any Termination Notice given by ADC that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Plan.  Any Termination Notice purported to be given by ADC to any Participant after the death or retirement of such Participant shall be invalid and ineffective.

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01                                Termination of Employment.  In the event that (i) a Severance Participant terminates his or her employment for Good Reason, (ii) any Employer terminates a Severance Participant’s employment for any reason other than for Cause; or (iii) any Employer or Severance Participant terminates employment due to Disability or death, in each case after the Effective Date, then such Severance Participant (or his or her beneficiary) shall be entitled to receive, and ADC shall be obligated to pay to the Severance Participant, within sixty (60) days after such Severance Participant’s Termination Date, a lump sum cash payment equal to (a) the Severance Participant’s current Annual Salary on the Termination Date multiplied by the severance multiplier applicable for such Severance Participant as set forth on the applicable schedule to the GenTek KERP (the “Severance Payment”) plus (b) all unused vacation time accrued by such Severance Participant as of the Termination Date under ADC’s vacation policy, plus (c) all accrued but unpaid compensation earned by such Severance Participant as of the Termination Date.  In addition, for a period of months equal to the Severance Participant’s applicable severance multiplier multiplied by twelve (12), such Severance Participant (or his or her beneficiary) shall continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) of the applicable Employer under which he or she was covered on the Termination Date.

Section 3.02                                Termination of Employment Following Sale of Krone Business Segment.  In the event of the Sale of the Krone Business Segment which occurs prior to November 13, 2004, each Enhanced Severance Participant shall be entitled to receive, in the event of a termination of employment during the twelve-month period immediately following such Sale of the Krone Business Segment by (i) the Enhanced Severance Participant for Good Reason or (ii) ADC or any Employer other than for Cause (excluding death or Disability), the benefits set forth in Section 3.01, except that in lieu of the Severance Payment, the Enhanced Severance Participant shall be entitled to receive a lump sum cash payment equal to the sum of the Severance Participant’s current Annual Salary on the Termination Date plus such Enhanced Severance Participant’s target annual bonus with respect to the year in which the Termination Date occurs, multiplied by the change of control severance multiplier applicable for such Enhanced Severance Participant as set forth in the applicable schedule to the GenTek KERP, provided, however, that on November 13, 2004, an Enhanced Severance Participant shall cease to be an Enhanced Severance Participant and shall become a Severance Participant whose severance payments and benefits are governed exclusively by Section 3.01.  Any obligation incurred by ADC or its successor under this Section 3.02 shall be paid to the Enhanced Severance Participant within sixty (60) days of the Termination Date.

Section 3.03                                Condition to Receipt of Severance Benefits.  As a condition to receipt of any payment or benefits under this Article III, such Participant must enter into a Non-Solicitation, Non-Compete, Non-Disclosure, and Non-Disparagement Agreement with ADC and its affiliates and an additional release of claims agreement substantially similar to the form attached hereto pursuant to which agreement Participant releases ADC and its successors, assigns, divisions, affiliates, representatives, agents, officers, directors, stockholders, and employees from any claims, demands and/or causes of action relating to or arising out of the termination of his or her employment with ADC or any Employer, including, but not limited to any statutory claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 and/or the Civil Rights Acts of 1964 and 1991.

Section 3.04                                Gross-Up Payment.

(a)                                  Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of any Enhanced Severance Participant under this Plan (the “Triggering Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then such Enhanced Severance Participant shall be entitled to receive from ADC an additional payment (the “Gross-Up Payment”) in an amount such that after payment by such Enhanced Severance Participant of all taxes (including any interest or penalties imposed with respect to such taxes) including any Excise Tax imposed on the Gross-Up Payment, such Enhanced Severance Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Triggering Payment.  All determinations required to be made under this Section 3.04 with respect to a particular Enhanced Severance Participant shall be made in writing within ten (10) business days of the receipt of notice from the Enhanced Severance Participant that there has been a Triggering Payment (or at such earlier time as is requested by ADC and the Enhanced Severance Participant) by the independent accounting firm then retained by ADC in the ordinary course of business (which firm shall provide detailed supporting calculations to ADC and such Participant) and such determinations shall be final and binding on ADC and all Enhanced Severance Participants.  Any fees incurred as a result of work performed by any independent accounting firm pursuant to this Section 3.04 shall be paid by ADC.

(b)                                 For purposes of determining the amount of the Gross-Up Payment, the Enhanced Severance Participant shall be deemed to pay:  (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.  In the event that the Excise Tax is subsequently determined by the independent accounting firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment made, the Enhanced Severance Participant shall repay to ADC, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to ADC has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Enhanced Severance Participant, and interest payable to ADC shall not exceed interest received or credited to the Enhanced Severance Participant by such tax authority for the period it held such portion.  The Enhanced Severance Participant and ADC shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Enhanced Severance Participant’s good faith claim for refund or credit is denied.  In the event that the Excise Tax is later determined by the independent accounting firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), ADC shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess if finally determined.  The Gross-Up Payment (or portion thereof) provided for in this Section 3.04 shall be paid to the Enhanced Severance Participant (or to the applicable taxing authority) not later than ten (10) business days following the payment of the Triggering Payments; provided, however, that if the amount of such Gross-Up Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, ADC shall pay to the Enhanced Severance Participant by such date an amount estimated in good faith by the independent accounting firm to be the minimum amount of such Gross-Up Payment and shall pay the remainder of such Gross-Up Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Triggering Payment.  In the event that the amount of the estimated Gross-Up Payment exceeds the amount subsequently determined to have been due, such excess shall be refunded to ADC by the Enhanced Severance Participant on the fifth business day after written demand by ADC for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

Section 3.05                                Limitation of Benefits.

(a)                                  Anything in this Plan to the contrary notwithstanding, ADC’s obligation to continue health and welfare benefits for any Severance Participant or Enhanced

Severance Participant shall cease if and when such Participant becomes employed by a third party that provides such Participant with health and welfare benefits.

(b)                                 Anything in this Plan to the contrary notwithstanding, the amounts payable to any Participant under Article III of this Plan shall be reduced by the aggregate amount of all separation, severance or termination payments due to such Participant under (i) any Benefit Plan (other than this Plan), (ii) any agreement (except with respect to a severance provision therein) between such Participant and any Employer, or (ii) any applicable law, statute, rule, regulation, order or decree (or other pronouncement having the effect of law) of any nation or governmental authority; provided, however, that a Participant shall be entitled to decline acceptance of any severance payment pursuant to Sections 3.01 or 3.02 and choose in lieu thereof any severance benefits contained in an individual agreement between the Participant and any Employer.

Section 3.06                                Plan Unfunded; Participant’s Rights Unsecured.  ADC shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.  The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of ADC.

ARTICLE IV

DISPUTE RESOLUTION

Section 4.01                                Negotiation.  In case a claim, dispute or controversy shall arise between any Participant (or any person claiming by, through or under any Participant) and ADC or any Employer (including the Compensation Committee) relating to or arising out of this Plan, either disputant shall give written notice to the other disputant (“Dispute Notice”) that it wishes to resolve such claim, dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such claim, dispute or controversy.  If the claim, dispute or controversy is not so resolved within 30 days after the effective date of the Dispute Notice (as described in Section 6.08), subject to Section 4.03, either disputant may initiate arbitration of the claim, dispute or controversy as provided in Section 4.02.  All negotiations pursuant to this Section 4.01 shall be held at ADC’s principal offices in Eden Prairie, Minnesota (or such other place as the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

Section 4.02                                Arbitration.  Subject to Section 4.03, any claim, dispute or controversy arising out of or relating to this Plan which has not been resolved by negotiations in accordance with Section 4.01 within 30 days of the effective date of the Dispute Notice (as described in Section 6.08) shall, upon the written request of either disputant, be finally settled by arbitration conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association regarding resolution of employment related disputes.  The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of compensatory damages and each disputant shall be deemed to have irrevocably waived any damages in excess of compensatory damages, such as punitive damages.  The arbitrator’s decision shall be final and legally binding on the disputants and their successors and assigns, and judgment by the arbitrator may be entered in any court having jurisdiction.  Each party shall pay its own fees, disbursements, and costs relating to or arising out of any arbitration.  All arbitration conferences and hearings shall be held within a thirty (30) mile radius of Eden Prairie, Minnesota.

Section 4.03                                Exclusivity, etc.  The dispute resolution procedures set forth in Sections 4.01 and 4.02 shall not apply to any matter which, by the express provisions of this Plan, is to be finally determined by the Compensation Committee or by an accounting firm.  No legal action may be brought with respect to this Plan except for the purpose of specifically enforcing the provisions of this Article IV or for the purpose of enforcing any arbitration award made pursuant to Section 4.02.

ARTICLE V

AMENDMENT AND TERMINATION

The Compensation Committee may amend or terminate the Plan at any time; provided however that (i) no such amendment may adversely affect any rights of the Participants who were Plan Participants prior to the date of such amendment (and may only adversely affect the rights of any Plan Participants who become Plan Participants on or following the date of such amendment or termination), and (ii) with respect to ADC’s obligations to pay severance pursuant to Sections 3.01 and 3.02, no termination of the Plan may be made prior to November 13, 2008.  Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01                                Type of Plan.  The Plan is a severance pay welfare benefit plan and not a pension benefit plan.  The Plan is established with the understanding that it is an unfounded welfare plan maintained primarily for the benefit of a select group of management or highly compensated individuals within the meaning of ERISA.

Section 6.02                                Cumulative Benefits.  Except as to the extent provided in Section 3.05, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and any Employer.

Section 6.03                                No Mitigation.  No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with ADC or otherwise.  Except as otherwise provided in Section 3.05, the amount of any payment provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits.  ADC’s obligations to make payments to any Participant required under this Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that ADC may have against such Participant.

Section 6.04                                Enforceability.  The provisions of this Plan (i) are for the benefit of, and may be enforced directly by, each Participant and (ii) constitute a continuing offer to all present and future Participants, until its termination in accordance with Article V.  ADC, by its adoption of this Plan, acknowledges and -agrees that each present and future Participant (a) has relied upon and will continue to rely upon the provisions of this Plan in becoming, and serving as, an employee of ADC or any Employer, (b) shall not be prejudiced in his or her right to enforce directly the provisions of this Plan in accordance with its terms by any act or failure to act on the part of ADC.  The failure of Participants or any applicable Employer to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 6.05                                Administration.

(a)                                  Except with respect to the Administrative Committee’s authority to designate eligible Participants in accordance with Section 2.01, the Compensation Committee shall have exclusive authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan.  No discretionary action by the shall amend or supersede the express provisions of this Plan.

(b)                                 The members of the Administrative Committee and the Compensation Committee shall receive no additional compensation for their services relating to this Plan.  Any expenses properly incurred by the Administrative Committee and the Compensation Committee incident to this Plan shall be paid by ADC.

(c)                                  ADC shall indemnify and hold harmless each member of the Administrative Committee and the Compensation Committee against and all expenses and liabilities arising out of his or her administrative functions, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful cause.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 6.06                                Consolidations, Mergers, Etc.  In the event of a merger, consolidation or other transaction, nothing herein shall relieve ADC from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 6.06 shall prevent an acquirer of or successor to ADC from assuming the obligations, or any portion thereof, of ADC hereunder pursuant to the terms of the Plan provided that such acquirer or successor provides adequate assurances of its ability to meet this obligation.  In the event that an acquirer of or successor to ADC agrees to perform ADC’s obligations, or any portion thereof, hereunder, ADC shall require any person, firm or entity which becomes its successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that ADC would be required to perform hereunder if no such succession had taken place.

Section 6.07                                Successors and Assigns.  This Plan shall be binding upon and inure to the benefit of ADC and its successors and assigns.  This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns.  If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate.  No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 6.08                                Notices.  All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows:  (a) if to ADC, at ADC’s principal office address or such other address as ADC may have designated by written notice to all Participants for purposes hereof, directed to the attention of the Chief Operating Officer, and (b) if to any Participant, at his or her residence address on the records of ADC or to such other address as he or she may have designated to ADC in writing for purposes hereof.  Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 6.09                                Tax Withholdings.  ADC shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to be withhold therefrom.

Section 6.10                                No Employment Rights Conferred.  This Plan shall not be deemed to create a contract of employment between any Participant and ADC, any Employer or any other affiliate of ADC.  Nothing contained in this Plan shall (i) confer upon any Participant any right with respect to continuation of employment with ADC, any Employer or any other affiliate of ADC or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of ADC or any Employer to terminate such Participant’s employment at any time.

Section 6.11                                Entire Plan.  Except as set forth in this Section 6.11, this Plan contains the entire understanding of the Participants, ADC and any Employer with respect to the severance arrangements maintained on behalf of the Participants by ADC and any Employer.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and ADC or any Employer with respect to the subject matter herein other than those expressly set forth herein.

Section 6.12                                Severability.  If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 6.13                                Governing Law.  This Plan has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that U.S. federal law is controlling, be construed and enforced in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

Section 6.14                                Service of Legal Process.  The corporate secretary of ADC Telecommunications, Inc. is designated as agent for service of legal process against the Plan.  Also, service of legal process may be made upon ADC Telecommunications, Inc. as plan administrator.

Section 6.15                                Condition Precedent to Plan Effectiveness.  The effectiveness of the Plan and ADC’s obligations thereunder are contingent on the occurrence of closing of the transactions contemplated by the Share Purchase Agreement.  In the event that such closing does not occur, the Plan shall be null and void, and no party shall be entitled to enforce any rights against ADC thereunder.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Plan by the Compensation Committee, ADC has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of the Effective Date.

ADC Telecommunications, Inc..

By:	/s/ Laura N. Owen

Printed Name:	Laura N. Owen

Title:	Vice President, Human Resources

SEVERANCE AGREEMENT

AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is entered into by                              (“Employee”), ADC Telecommunications, Inc. (“ADC”), and GenTek Inc. (“GenTek”) (collectively, the “Parties”).

WHEREAS, Employee is a Participant in the GenTek Inc. Key Employee Retention Plan and has entered into a GenTek, Inc. Retention Plan Participate Agreement dated                        ; and

WHEREAS, a triggering event has occurred under the KERP and Employee’s employment with ADC is being terminated; and

WHEREAS, the Employee is entitled to receive certain severance benefits under the terms of a Key Employee Retention Plan (the “KERP”) in exchange for Employee’s full release of any claims that the Employee may have against ADC and GenTek, and in exchange for the other covenants and agreements contained herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

1.                                                                                       EMPLOYEE’S SEPARATION.  Pursuant to this Agreement, Employee’s employment shall be terminated effective as of                            2004 (the “Separation Date”).

2.                                                                                       SEVERANCE CONSIDERATION.

a.                                       Pursuant to the terms and conditions of the KERP and in accordance with the Award Letter to the Employee dated                     setting forth the Employee’s entitlements under the KERP, within sixty (60) days after the Separation Date, and provided Employee has not rescinded his acceptance of this Agreement as permitted under Section 13 below, Employee shall be entitled to be paid by ADC (i) the severance sum of $                      , less applicable withholdings, (ii) $        , which represents payment for all unused vacation time accrued by Employee as of the Separation Date, less applicable withholdings.  In addition, and as part of Employee’s rights under the federal COBRA legislation, Employee shall continue to be permitted to participate at employee rates in all applicable continued life, health care, medical, and dental benefits under which the Employee is covered as of the date hereof (the “Benefits”) for a period continuing until the earlier of Employee becoming covered under a different employer’s plan or the                 month following Employee’s Separation Date.  The consideration identified herein shall be collectively referred to as the “Severance Package”;

b.                                      Employee acknowledges and agrees that the Severance Package constitutes consideration beyond that which, but for the mutual covenants set forth in this Agreement, ADC would not be obligated to provide, and Employee otherwise would not be entitled to receive;

c.                                       Employee acknowledges that Employee remains bound by the terms of the Non-Solicitation, Non-Compete, Non-disclosure and Non-Disparagement Agreement previously signed by Employee;

d.                                      Employee acknowledges that except as otherwise provided in this Agreement, Employee’s Benefits cease on Employee’s Separation Date and except for (i) the Severance Package (which includes the Benefits set forth in Section 2(a)), (ii) Employee’s salary through the Separation Date and [Following language is optional, depending on circumstances: (iii) the payment of Employee’s 2004 KRONE Management Incentive Plan bonus in accordance with the terms agreed between ADC and GenTek, to be paid as soon as reasonably practicable.]  Employee is not entitled to receive any other compensation or benefits of any sort, including, without limitation, salary, vacation, bonuses, short-term or long-term disability benefits, health care continuation coverage (except as provided under federal law), from ADC or GenTek or their respective affiliates, or any of their respective officers, directors, employees, agents, insurance companies, attorneys, subsidiaries, successors or assigns; and

e.                                       Employee represents that Employee has not filed, initiated, or caused to be filed or initiated, any legal action covering any claim released in this Agreement and hereby agrees and promises that Employee will never file, initiate or cause to be filed or initiated, at any time subsequent to the execution of the Agreement, any claim, suit, complaint, action, or cause of action, in any state or federal court based in whole or in part on the matters herein released, except to the extent such waiver is precluded by law.  Employee further agrees not to seek to share or participate in any recovery arising out of, based upon, or relating to matters released hereunder, and agrees not to voluntarily participate, assist or cooperate in any suit, action, or proceeding against or regarding the Released Parties, or any of them, unless compelled by law.

3.                                       GENERAL RELEASE OF CLAIMS. In consideration of the severance and benefits referred to herein, Employee hereby forever releases and discharges ADC and GenTek, and their respective affiliates, and their respective past and present officers, directors, shareholders, partners, members, managers, attorneys, representatives, agents and employees, and each of their respective predecessors, successors and assigns (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, that Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time to the date Employee signs this Agreement. This release specifically extends to, without limitation, claims or causes of action for sexual harassment, wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal

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fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended and the Age Discrimination in Employment Act of 1967, as amended.  Notwithstanding the foregoing, the parties expressly agree that Employee does not release any claim relating to the enforcement of this Agreement or the breach hereof.

Employee understands and agrees, except as provided herein, that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee’s favor against the Released Parties, and this Agreement extinguishes those claims.

4.                                       OWNERSHIP OF CLAIMS. Employee represents and agrees that neither Employee nor anyone acting on Employee’s behalf has assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims Employee is releasing in this Agreement.

5.                                       DISCOVERY OF DIFFERENT OR ADDITIONAL FACTS OR CHANGE IN CIRCUMSTANCES. Employee acknowledges that Employee might hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to a claim or claims released herein, and Employee expressly agrees to assume the risk of possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.

6.                                       NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by Employee or the Released Parties; rather, Employee and the Released Parties are resolving all matters arising out of their respective employer-employee relationships with Employee and all other relationships between Employee and the Released Parties, as to each of which each of the Released Parties and Employee denies any liability.

7.                                       INDEMNIFICATION.  ADC and Employee acknowledge that nothing in this Agreement shall be construed as a waiver of any rights Employee has to seek indemnification pursuant to Minn. Stat. §302A.521 in relation to work performed by Employee for ADC during the period specified in the Retention Agreement.  GenTek and Employee acknowledge that nothing in this Agreement shall impair any rights Employee may have to indemnification pursuant to GenTek’s certificate of incorporation or bylaws or any insurance policy maintained by GenTek that otherwise covers Employee in relation to work performed by Employee for GenTek.

8.                                       BINDING EFFECT. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns,

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and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

9.                                       SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that provisions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of ADC and GenTek, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective.

10.                                 ENTIRE AGREEMENT; MODIFICATION. This Agreement, the Retention Agreement and Participation Agreement constitute the entire understanding among the Parties and may not be modified without the express written consent of both Parties. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter.

11.                                 DISPUTE RESOLUTION. Each Party to this Agreement agrees that any dispute arising under or out of the matters contained herein shall be resolved in accordance with Article VI of the KERP.

12.                                 GOVERNING LAW. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of Minnesota applicable to contracts made and entirely to be performed therein.

13.                                 RIGHTS TO RESCIND.  Employee acknowledges that Employee has 21 days to consider signing this Agreement.  Once executed and delivered by Employee, this Agreement shall become effective even if the 21-day period has not expired, subject to valid rescission by Employee.  Employee may validly rescind acceptance of this Agreement to the extent it relates to waiver and release of claims under the Age Discrimination in Employment Act (“ADEA”) and the Minnesota Human Rights Act (“MHRA”) by providing written notice of rescission within 15 days of signing this Agreement.  To be effective, such rescission shall be in writing, delivered by registered mail to Laura Owen, Vice President, Human Resources, ADC Telecommunications, Inc., P.O. Box 1101, Minneapolis, MN 55440.

If EMPLOYEE exercises such right to rescind this release of claims under the ADEA and/or MHRA, then ADC may at its option either void and nullify this Agreement in its entirety, or keep it in effect in all respects other than as to Employee’s release of claims that Employee has rescinded.  If ADC chooses to void and nullify this Agreement, neither EMPLOYEE nor ADC shall have any rights or obligations under the Agreement, but Employee’s employment with ADC shall, nevertheless, be terminated as of the Separation Date.

14.                                 VOLUNTARY AGREEMENT; NO INDUCEMENTS.  Each Party to this Agreement acknowledges and represents that Employee or it (a) has fully and carefully read

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this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice at his or its own cost as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is entering into this Agreement freely and voluntarily and not in reliance on any promises or representations other than as set forth in this Agreement.

PLEASE READ CAREFULLY. BY SIGNING THIS SEVERANCE RELEASE YOU ARE WAIVING ALL KNOWN AND UNKNOWN CLAIMS AGAINST ADC AND THE RELEASED PARTIES.

I HAVE READ THE FOREGOING AGREEMENT AND I ACCEPT AND AGREE TO ITS PROVISIONS VOLUNTARILY WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date written below.

Dated:
Employee

ADC Telecommunications, Inc.

Dated:
Laura Owen
Vice President, Human Resources

GenTek Inc.

Dated:
By:
Its:

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